EXHIBIT 99.1

TRADESTREAM GLOBAL CORP. ANNOUNCES TERMINATION OF PRELIMINARY AGREEMENT TO ACQUIRE TRADESTREAM GLOBAL AG


DALLAS, TX - Tradestream Global Corp. (formerly Vianet Technology Group Limited) (the "Company") (OTCBB: TGLC) announced today that it had terminated negotiations to acquire Tradestream Global AG, a technology software provider to the investment community.

The transaction had been subject to execution of a definitive share exchange agreement, approval of the respective Boards of Directors, and approval by shareholders of the Company.

Subsequent to this announcement, the parties reached an agreement not to proceed with this transaction, which was formalized in a mutual Notice of Termination on August 29, 2005. The termination agreement provides that each party will terminate the previously-executed Confidential Letter of Intent and all rights, obligations, agreements and covenants relating thereto, arising thereunder or in connection therewith and to release the other from the performance of, and all liabilities, obligations, covenants, requirements and payments arising from and pursuant to, the Confidential Letter of Intent Agreement.

Certain statements in this press release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbour created by those rules, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

For further information, please contact:
Tradestream Global Corp.
Tel: 905-882-0221